Exhibit 99.1

API NANOTRONICS ANNOUNCES RECORD FOURTH QUARTER 2007 AND ANNUAL RESULTS

NEW YORK—(MARKET WIRE)—August 22, 2007 — API Nanotronics Corp. (OTC BB: APIO) (“API”) (the “Company”), a leading supplier of electronic components and Nanotechnology expertise to the defense and communications sectors, today announced record annual revenues and positive cash contributions from operations for the fiscal year 2007;

Financial Highlights for Fiscal 2007

•	Record revenues of $20,532,010 compared to $15,634,093 in 2006, an increase of 31%;

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Net loss for the year was $953,503 or ($0.02) per share compared with profits of $716,598 in the previous year. This loss includes non-cash charges of over $2.4 million for items related to depreciation and stock based compensation;

•	Net Cash provided by operations was $639,957 compared to $539,270 for the previous year;

•	Pro-forma revenues (including National Hybrid for the full fiscal year) of $29,107,969, close to a 100% increase over 2006, and pro-forma earnings of $64,810 or breakeven on a per share basis; and

•	Strong balance sheet as at May 31, 2007, with cash and cash equivalents totaling more than $3.9 million, a current ratio over 4x and virtually no long term debt.

Financial Highlights for the Fourth Quarter 2007

•	Record revenues of $7,855,476, an increase of 93% over fourth quarter 2006 revenues of $4,080,211;

•	Net loss of ($147,344) or breakeven on a per share basis;

“This was an extremely exciting year for API Nanotronics. Through the acquisition of National Hybrid, we doubled the revenues of the Company on a pro forma basis and set the foundation for our transition from a supplier of traditional electronics to a one-stop advanced design and manufacturing partner to the defense, communications and aviation industries.,” said Phillip DeZwirek, Chairman and Chief Executive Officer of API Nanotronics Inc. “In addition, the hiring of Dr. Martin Moskovits as Chief Technology Officer and the recent acquisition of the assets of NanoOpto Corp. position API as a leader in the field of Nanotechnology. Looking to the year ahead, we expect these actions to begin to deliver tangible results for the company and our shareholders.”

Operational Highlights

•	On November 6, 2006, API successfully completed its merger with Rubincon Ventures Inc.;

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On January 24, 2007, API acquired all the shares of the National Hybrid Group, the acquisition on a pro forma basis helped double revenues and has added significant top Military and Defense customers to API’s already impressive list;

•	During fiscal 2007, API raised close to $8 million in a share offering;

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On May 7, 2007, Nanotechnology pioneer, Dr. Martin Moskovits, was appointed Chief Technology Officer to oversee API’s research efforts in nanotechnology and facilitate the Company’s evolution beyond traditional electronic components;

•	During 2007, API successfully designed and developed the world’s smallest 1553 transceiver in a plastic ball-grid array package;

•	During 2007, API secured a design win for a motor controller for landing gear on the world’s most advanced commercial aircraft.

Subsequent Events

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In July 2007, the Company acquired the assets of NanoOpto Corp. This acquisition provides API with state-of-the-art intellectual property and facilities, positioning the Company as a top tier Nanotechnology research and manufacturing partner to government and industry.

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API recently negotiated employment contracts with a number of key technical personnel from NanoOpto Corp. signalling the strong continued growth of API’s technological prowess as a major player in Nanotechnology.

“2007 was a big step for API, as management and the Company embraced the next phase of growth for its industry and made the necessary acquisitions and hirings to position the Company as a leader in developing Nanotechnology enhanced electronics for defense, communications and aviation” added Mr. DeZwirek. “We are very pleased with the Company’s progress and anticipate many more exciting developments and accomplishments in the coming year.”

Financial Summary

	Year ended May 31, 2007	Year ended May 31, 2006
Revenue, net	$20,532,010	$15,634,093
Net income (loss)	$(953,503)	$716,598
(Loss) income per share – Diluted	$(0.02)	$0.03

About API Nanotronics Corp.

API Nanotronics Corp. through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems and Keytronics, is engaged in the manufacture of electronic components and systems for the defense and communications industries. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships off-the-shelf and custom designed products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, Connecticut and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIO. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which API Nanotronics Corp. and its subsidiaries and affiliates have little or no control.

ON BEHALF OF THE BOARD

API Nanotronics Corp.

/s/ Phillip DeZwirek
Phillip DeZwirek, CEO

FOR FURTHER INFORMATION, PLEASE CONTACT:

Steve Bulwa, Director of Corporate Communications at:

TEL: 1-877-API-O-API (274-0274) | investors@apinanotronics.com